Exhibit 2.2

AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the “Amendment”) is made and entered into as of November 13, 2003 and amends that certain Agreement and Plan of Reorganization (the “Agreement”), dated October 20, 2003 among Docent, Inc., a Delaware corporation (“Docent”), Click2learn, Inc. a Delaware corporation (“Click2learn”), Hockey Merger Corporation, a Delaware corporation (“Newco”), Devil Acquisition Corporation, a Delaware corporation (“Docent Merger Sub”), and Canuck Acquisition Corporation, a Delaware corporation (“Click2learn Merger Sub”).

RECITALS

A.    The parties to the Agreement intended to provide that at the Effective Time (as defined in the Agreement), Newco would assume the Click2learn ESPP (as defined in the Agreement) without applying the Click2learn Exchange Ratio (as defined in the Agreement) to the shares reserved for issuance under the Click2learn ESPP such that the aggregate number of shares of Newco common stock available for issuance under the ESPP would be identical to that number of shares of Click2learn common stock reserved for issuance thereunder prior to the Effective Time.

B.    Section 5.10(b)(ii) of the Agreement mistakenly states that Newco will assume the Click2learn ESPP, and that the shares reserved for issuance under the Click2learn ESPP will be adjusted by applying the Click2learn Exchange Ratio.

C.    Section 7.4 of the Agreement allows the parties thereto to amend the Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties thereto.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    All capitalized terms used herein that are not otherwise defined in the Amendment shall have the same meanings as those ascribed in the Agreement. Except as specifically provided for in this Amendment, all of the terms and conditions of the Agreement and each of the other documents related to the Agreement shall remain in full force and effect.

2.    Section 5.10(b)(ii) shall be amended and restated in its entirety to read:

“(b)    At the Effective Time, Newco shall assume the Click2learn ESPP and each outstanding purchase right held by Click2learn Employees who are then participating in the Click2learn ESPP (the “Click2learn Purchase Plan Options”). Each Click2learn Purchase Plan Option so assumed by Newco shall continue to have, and be subject to, the same terms and conditions set forth in the Click2learn ESPP, except that the shares of Click2learn Common Stock reserved for issuance under such assumed Click2learn Purchase Plan Option shall be converted into shares of Newco Common Stock based on the Click2learn Exchange Ratio and, for purposes of determining at what price Newco Common Stock will be purchased under such assumed Click2learn Purchase Plan Option, the fair market value per share of Click2learn Common Stock at the beginning of each offering period in effect as of the Effective Time shall be equal to the fair market value per share of the Click2learn Common Stock at the beginning of each such offering period divided by the Click2learn Exchange Ratio, rounded up to the nearest whole cent. Click2learn, Docent and Newco shall take all action that may be necessary (under the Click2learn ESPP and otherwise) to effectuate the provisions of this Section 5.10(b)(ii) and to ensure that, from and after the Effective Time, holders of Click2learn Purchase Plan Options have no rights with respect to the Click2learn ESPP that are inconsistent with this Section 5.10(b)(ii) after the Effective Time. Notwithstanding anything to the contrary, the aggregate number of shares of Newco Common Stock reserved for issuance under the Click2learn ESPP at the Effective Time shall be the same as the aggregate number of shares of Click2learn Common Stock reserved for issuance thereunder immediately prior to the Effective Time without adjustment for the Click2learn Exchange Ratio.”

3.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

4.    This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized respective officers, as of the date first written above.

DOCENT, INC.

By:	/S/ R. ANDREW ECKERT

	Name:	R. Andrew Eckert

	Title:	President and CEO

CLICK2LEARN, INC.

By:	/S/ KEVIN OAKES

	Name:	Kevin Oakes

	Title:	President, Chief Executive Officer and Chairman of the Board

HOCKEY MERGER CORPORATION

By:	/S/ R. ANDREW ECKERT

	Name:	R. Andrew Eckert

	Title:	CEO

DEVIL ACQUISITION CORPORATION

By:	/S/ R. ANDREW ECKERT

	Name:	R. Andrew Eckert

	Title:	CEO

CANUCK ACQUISITION CORPORATION

By:	/S/ KEVIN OAKES

	Name:	Kevin Oakes

	Title:	Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Reorganization]